Exhibit 99.1

	NEWS RELEASE	NASDAQ: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE		No. 06-23

For more information contact: G. Darcy Klug, Executive Vice President

Phone: (337) 896-6664

OMNI REPORTS SOLID THIRD QUARTER RESULTS

Third Quarter Revenues Up 175%; Earnings Exceed Estimates; EBITDA Jumps More Than 6 Times

CARENCRO, LA – NOVEMBER 6, 2006 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) announced today strong increases in financial results for the three month period ended September 30, 2006 with 2006 third quarter revenues nearly triple the revenues reported for the three month period ended September 30, 2005.

On revenues of $26.6 million, OMNI reported net income of $6.6 million, or $0.26 per diluted share on 25.0 million fully diluted outstanding shares, for the three month period ended September 30, 2006. The 2006 third quarter results included a $2.5 million tax benefit resulting from the utilization of available net operating tax loss carryforwards and a $0.2 million charge attributable to the recent implementation of SFAS No. 123(R), “Accounting for Stock-Based Payments”. For the same three month period ended September 30, 2005, OMNI reported a net loss of $(0.3) million, or $(0.02) per diluted share ($0.1 million net income on a continuing basis) after a $0.4 million charge incurred in connection with the discontinuation and sale of the Company’s aviation transportation services segment, on revenues of $9.6 million.

Earnings before interest, taxes, depreciation and amortization, as adjusted for discontinued operations, other income and expense and gain on debt extinguishment (“Adjusted EBITDA”), for the three month period ended September 30, 2006 was $6.5 million, more than six times the $1.1 million of Adjusted EBITDA reported for the comparable 2005 period. Adjusted EBITDA, which is a non-GAAP financial measure, is provided herein to assist investors to better understand the Company’s financial performance. See the reconciliation of net income (loss) to Adjusted EBITDA on the last page of this press release including a discussion of why the Company believes this non-GAAP financial measure is useful.

For the nine month period ended September 30, 2006, OMNI reported net income of $15.0 million, $0.63 per diluted share, on revenues of $72.8 million. This compares to a net loss of $(4.4) million, or $(0.40) per diluted share after discontinued operations ($1.2 million net income and $0.03 per diluted share, respectively, from continuing operations) on revenues of $32.2 million for the same nine month period ended September 30, 2005. Adjusted EBITDA for the nine months ended September 30, 2006 was $18.9 million, compared to $5.3 million for the comparable 2005 period. The 2006 financial results include Preheat, Inc. from February 10, 2006, the effective date of that acquisition. The financial results of Rig Tools, Inc. will be included in the financial results of OMNI from November 1, 2006, the effective date of that acquisition. Including Preheat, Inc. and Rig Tools, Inc. as if both acquisitions had occurred at the beginning of the 2006-year, pro forma net income, Adjusted EBITDA, and revenues would have been $16.6 million, $22.7 million, and $85.9 million, respectively, for the nine month period ended September 30, 2006.

Commenting on the continued solid results being reported by OMNI for the three months ended September 30, 2006, James C. Eckert, OMNI’s Chief Executive Officer said, “We are continuing to execute our business plan to expand our core business units through a combination of organic growth and strategic acquisitions. The success of this plan is evident in our 2006 third quarter financial results as our operating margins continue to improve as revenues increase despite adverse weather conditions during a portion of this three month period. The third quarter 2006 revenues increased over 175% as compared to the same three month period ended 2005, translating into improved operating margins, greater profitability and increased shareholder value.

“Additionally, we are very excited about the recent acquisition of Rig Tools and the cross-selling opportunities and geographic expansion this acquisition will bring to our core business units. Our expansion into the Rocky Mountain region of the United States combined with the restarting of operations in Venice, Louisiana offers further organic growth opportunities. We will continue to pursue acquisitions that offer us significant growth potential and organic growth opportunities for our core business units. Utilization rates on our equipment and personnel remain very high. Seismic drilling backlog remains well over $50 million. We continue to be confident that this strong demand for our seismic drilling equipment and services will remain through fiscal 2007 and well into 2008,” added Eckert.

“In conjunction with the acquisition of Rig Tools, we recently amended our existing credit facilities to reduce our interest rates. By the end of fiscal 2006, we expect to complete a more extensive restructuring and expansion of our credit facilities that we believe will significantly reduce our cost of capital used for our operations, thereby permitting us to be more profitable and providing us the flexibility for further expansion of our core businesses,” concluded Eckert.

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through three business divisions: Seismic Drilling (including drilling, survey and permitting services), Environmental Services and Equipment Leasing. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the ability to integrate the Rig Tools, Inc. acquisition referenced herein, the previously announced expansion of operations into the Rocky Mountain region of the United States, the timely conversion of seismic drilling backlog into revenue, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, completion of strategic transactions under consideration by OMNI and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

OMNI ENERGY SERVICES CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2006	2005	2006
	(in thousands, except per share amounts)
Operating revenue	$9,623	$26,639	$32,201	$72,779
Operating expenses:
Direct costs	6,510	16,374	20,794	44,529
Depreciation and amortization	1,130	1,310	3,618	4,069
General and administrative expenses	2,050	3,808	6,059	9,391

Total operating expenses	9,690	21,492	30,471	57,989

Operating income (loss)	(67)	5,147	1,730	14,790
Interest expense	(688)	(1,157)	(1,966)	(3,484)
Gain on debt extinguishment	273	15	758	15
Other income (expense), net	112	52	141	227

Income (loss) from continuing operations before income taxes	(370)	4,057	663	11,548
Income tax benefit	508	2,500	508	3,500

Income from continuing operations	138	6,557	1,171	15,048
Loss from discontinued operations, aviation transportation services segment, net of taxes	(411)	—	(3,273)	—
Loss on disposal of discontinued operation assets, net of taxes	—	—	(2,271)	—

Net income (loss)	(273)	6,557	(4,373)	15,048
Dividends and accretion of preferred stock	(78)	(124)	(132)	(361)
Non-cash charge attributable to beneficial conversion feature of preferred stock	(2)	(121)	(652)	(335)

Net income (loss) available to common stockholders	$(353)	$6,312	$(5,157)	$14,352

Basic income per share:
Income from continuing operations	$0.00	$0.38	$0.03	$0.89
Loss from discontinued operations, net of taxes`	(0.03)	—	(0.26)	—
Loss on disposal of discontinued operations assets, net of taxes	—	—	(0.18)	—

Net income (loss) available to common stockholders	$(0.03)	$0.38	$(0.41)	$0.89

Diluted income per share:
Income from continuing operations	$0.00	$0.26	$0.03	$0.63
Loss from discontinued operations, net of taxes	(0.02)	—	(0.25)	—
Loss on disposal of discontinued operations assets, net of taxes	—	—	(0.18)	—

Net income (loss) available to common stockholders	$(0.02)	$0.26	$(0.40)	$0.63

Weighted average common shares outstanding:
Basic	14,078	16,596	12,676	16,078
Diluted	15,112	25,038	12,816	23,997

EBITDA consists of earnings (net income or loss) before interest expense, provision for income taxes, depreciation and amortization. Adjusted EBITDA includes loss from discontinued operations, net of taxes, loss on disposal of discontinued operations assets, net of taxes, other income (expense), and gain on debt extinguishment because these items are either non-recurring or non-cash. This term, as we define it, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (GAAP).

The Securities and Exchange Commission (SEC) has adopted rules regulating the use of non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, in disclosures and press releases. These rules require non-GAAP financial measures to be presented with, and reconciled to, the most nearly comparable financial measure calculated and presented in accordance with GAAP.

Set forth below is a reconciliation of net income (loss) to Adjusted EBITDA. Management uses Adjusted EBITDA to measure the operating results and effectiveness of our ongoing business. We believe this measurement is important to our investors and financial analysts because it allows a more effective evaluation of the Company’s performance using the same measurements that management uses. Adjusted EBITDA is an indication of the Company’s ability to generate cash available to internally fund our expansion plans and service our debt obligations. This non-GAAP financial measure may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income (loss), earnings (loss) per share, operating cash flow or other GAAP operating measurements. The results shown below include results for the three and nine months ended September 30, 2005 and 2006.

OMNI ENERGY SERVICES CORP.

UNAUDITED OTHER FINANCIAL DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2006	2005	2006
	(in thousands)		(in thousands)
Net income (loss)	$(273)	$6,557	$(4,373)	$15,048
Plus (less):
Loss from discontinued operations, net of taxes	411	—	3,273	—
Loss on disposal of discontinued operations assets, net of taxes	—	—	2,271	—
Interest	688	1,157	1,966	3,484
Gain on debt extinguishment	(273)	(15)	(758)	(15)
Other income	(112)	(52)	(141)	(227)
Depreciation and amortization	1,130	1,310	3,618	4,069
Income tax benefit	(508)	(2,500)	(508)	(3,500)

Adjusted EBITDA	$1,063	$6,457	$5,348	$18,859

	Nine Months Ended September 30, 2006
	Revenue	Net Income	Adjusted EBITDA
	(in thousands)
As reported	$72,779	$15,048	$18,859
Pre-Acquisition
Preheat, Inc..	2,889	254	664
Rig Tools, Inc.	10,206	1,302	3,198

Proforma	$85,874	$16,604	$22,721